SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

BEL FUSE INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF
BEL FUSE INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Bel Fuse Inc. will be held at the Doubletree Hotel, 455 Washington Boulevard, Jersey City, New Jersey 07310, on Tuesday, May 18, 2010 at 2:00 p.m. for the following purposes:

1.	To elect three directors for three-year terms.
2.	To ratify the designation of Deloitte & Touche LLP to audit Bel’s books and accounts for 2010.
3.	To consider and act upon other matters which may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 9, 2010 as the date for determining the shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

COLIN DUNN, Secretary

Jersey City, New Jersey
April 16, 2010

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

THIS NOTICE AND THE ACCOMPANYING PROXY STATEMENT ARE FURNISHED TO THE HOLDERS OF THE COMPANY’S CLASS B COMMON STOCK, PAR VALUE $0.10 PER SHARE, FOR INFORMATIONAL PURPOSES. HOLDERS OF CLASS B COMMON STOCK ARE NOT ENTITLED TO VOTE AT THE ANNUAL MEETING IN ACCORDANCE WITH THE COMPANY’S CERTIFICATE OF INCORPORATION, AS AMENDED.

BEL FUSE INC.

PROXY STATEMENT

The following statement is furnished to the holders of the Class A Common Stock, par value $0.10 per share (the “Class A Common Stock”), of Bel Fuse Inc. (“Bel” or the “Company”), a New Jersey corporation with its principal executive offices at 206 Van Vorst Street, Jersey City, New Jersey 07302, in connection with the solicitation by the Board of Directors of Bel of proxies to be used at Bel’s Annual Meeting of Shareholders. The Annual Meeting will be held at the Doubletree Hotel, 455 Washington Boulevard, Jersey City, New Jersey 07310, on Tuesday, May 18, 2010 at 2:00 p.m. This Proxy Statement is also furnished to the holders of Bel’s Class B Common Stock, par value $0.10 per share (the “Class B Common Stock”), for informational purposes. Holders of Class B Common Stock are not entitled to vote at the Annual Meeting in accordance with Bel’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”). This Proxy Statement and, as to holders of the Class A Common Stock, the enclosed form of proxy are first being sent to shareholders on or about April 16, 2010. As used in the remainder of this Proxy Statement, unless otherwise indicated, the term “shareholders” shall refer to the holders of Bel’s Class A Common Stock.

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 18, 2010: This proxy statement and our annual report are available at www.belfuse.com.

Voting; Revocation of Proxies

A form of proxy is enclosed for use at the Annual Meeting if a shareholder is unable to attend in person. Each proxy may be revoked at any time before it is exercised by giving written notice to the secretary of the meeting. A subsequently dated proxy will, if properly presented, revoke a prior proxy. Any shareholder may attend the meeting and vote in person whether or not he has previously given a proxy. All shares represented by valid proxies pursuant to this solicitation (and not revoked before they are exercised) will be voted as specified in the form of proxy. If a proxy is signed but no specification is given, the shares will be voted “FOR” the Board’s nominees to the Board of Directors and “FOR” the ratification of the designation of Deloitte & Touche LLP to audit Bel’s books and accounts for 2010.

Proxy Solicitation

The entire cost of soliciting these proxies will be borne by Bel. In following up the original solicitation of the proxies by mail, Bel may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock held of record by such persons and may reimburse them for their expenses in so doing. If necessary, Bel may also use its officers and their assistants to solicit proxies from the shareholders, either personally or by telephone or special letter.

Vote Required; Shares Entitled to Vote; Principal Shareholders

The presence in person or by proxy of holders of a majority of the outstanding shares of the Company’s Class A Common Stock will constitute a quorum for the transaction of business at the Company’s Annual Meeting. Assuming that a quorum is present, the election of directors will require the affirmative vote of a plurality of the shares of Class A Common Stock represented and entitled to vote at the Annual Meeting and the ratification of the designation of Deloitte & Touche LLP to audit Bel’s books and accounts for 2010 will require the affirmative vote of a majority of the votes cast with respect to such proposal. For purposes of determining the votes cast with respect to any matter presented for consideration at the Annual Meeting, only those cast “for” or “against” will be included. Abstentions and broker non-votes will be counted only for the purpose of determining whether a quorum is present at the Annual Meeting. Broker non-votes occur when brokers who hold their customers’ shares in street name submit proxies for such shares on some matters, but not others. Generally, this would occur when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters, which typically include the ratification of the independent auditors, but not on non-routine matters. Effective January 1,

2010, brokers are no longer permitted to vote on the election of directors without instructions from their customers. Holders of Class A Common Stock are not entitled to cumulative voting in the election of directors.

Holders of record of the Class A Common Stock at the close of business on April 9, 2010 (the record date fixed by the Board of Directors) will be entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the record date, there were 2,174,912 shares of Class A Common Stock outstanding. However, as a result of protective provisions in the Company’s Certificate of Incorporation described below, the voting rights of two shareholders of the Company, FMR LLC (“FMR”) and GAMCO Investors, Inc. et. al. (“GAMCO”), have been suspended and all of the shares of Class A Common Stock beneficially owned by such shareholders will not be included in determining the number of shares entitled to vote at the Annual Meeting. According to filings made by each of FMR and GAMCO with the Securities and Exchange Commission, such shareholders beneficially owned in the aggregate 832,393 shares of Class A Common Stock on the record date. Accordingly, a total of 1,342,519 shares of Class A Common Stock will be entitled to vote at the Annual Meeting, each of which will be entitled to one vote on all matters to come before the meeting.

The Company’s Certificate of Incorporation provides that if a shareholder, other than shareholders subject to specific exceptions, acquired (after the date of the Company’s 1998 recapitalization) 10% or more of the outstanding Class A Common Stock and does not own an equal or greater percentage of all then outstanding shares of both Class A and Class B Common Stock (all of which must have been acquired after the date of the 1998 recapitalization), such shareholder must, within 90 days of the trigger date, purchase shares of Class B Common Stock, in an amount and at a price determined in accordance with a formula described in the Certificate of Incorporation, or forfeit its right to vote its shares of Class A Common Stock. As of the record date, to the Company’s knowledge, each of FMR and GAMCO beneficially owned in excess of 10% of the outstanding shares of Class A Common Stock with no ownership of the Company’s Class B Common Stock and with no basis for exception from the operation of these provisions. In order to vote their respective shares at the Annual Meeting, these shareholders were required to either purchase the required number of shares of Class B Common Stock or sell or otherwise transfer shares of Class A Common Stock until their Class A holdings were under 10%. As of the record date, to the Company’s knowledge, neither FMR nor GAMCO has taken the required actions and, accordingly, the voting rights of each of FMR and GAMCO are currently suspended.

The Company’s management is not aware of any individual or entity that owned of record or beneficially more than five percent of the Class A Common Stock as of the record date other than Sybil Bernstein, Howard B. Bernstein, FMR LLC, GAMCO Investors, Inc. et al., Royce & Associates, LLC, Dimensional Fund Advisors LP and, as a result of the suspension of voting rights for FMR and GAMCO, Daniel Bernstein. Sybil Bernstein was the wife of Elliot Bernstein, the Chairman of the Board and a Director of the Company until his death in July 2001. Howard B. Bernstein is a Director of the Company. Daniel Bernstein is President, Chief Executive Officer and a Director of the Company. The business address for Howard B. Bernstein and Daniel Bernstein is 206 Van Vorst Street, Jersey City, New Jersey 07302. The following table provides information regarding the beneficial ownership of Class A Common Stock by Sybil Bernstein, Dimensional Fund Advisors LP, Royce & Associates, LLC, FMR and GAMCO. For information regarding the number of shares beneficially owned by Howard B. Bernstein and Daniel Bernstein, see “Election of Directors — Beneficial Ownership of the Company’s Stock”.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class	Percent of Class Whose Voting Rights Were Not Suspended
Sybil Bernstein 206 Van Vorst Street Jersey City, NJ 07302	251,132	(1)	11.5%	18.7%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	116,685	(2)	5.4%	8.7%
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	137,232	(3)	6.3%	10.2%
FMR LLC 82 Devonshire Street Boston, MA 02109	372,293	(4)	17.1%	0.0%
GAMCO Investors, Inc. et al. One Corporate Center Rye, NY 10580-1435	460,100	(5)	21.2%	0.0%

(1)	The shares of Class A Common Stock beneficially owned by Ms. Bernstein include: (i) 18,800 shares owned by a not-for-profit foundation of which Ms. Bernstein is president and trustee and (ii) 192,770 shares owned by a trust of which Ms. Bernstein is the beneficiary and trustee. Ms. Bernstein also owns 467,419 shares of Class B Common Stock, or 4.9% of the outstanding shares. The shares of Class B Common Stock beneficially owned by Ms. Bernstein include: (i) 54,705 shares owned by a not-for-profit foundation of which Ms. Bernstein is president and trustee, and (ii) 370,799 shares owned by a trust of which Ms. Bernstein is the beneficiary and trustee.
(2)	Pursuant to a filing made by Dimensional Fund Advisors LP with the Securities and Exchange Commission on February 10, 2010, Dimensional Fund Advisors LP, a registered investment adviser, is the beneficial owner of the shares listed above as the result of acting as investment advisor to its clients, who have the right to direct the receipt of dividends, to receive dividends from such shares and to receive the proceeds from the sale of such shares. The filing indicated that such shares represented 5.4% of the outstanding shares. However, as a result of the suspension of voting rights of two other shareholders, Dimensional Fund Advisor LP’s percentage of the voting shares is 8.7%.
(3)	Pursuant to a filing made by Royce & Associates, LLC with the Securities and Exchange Commission on January 22, 2010, Royce & Associates, LLC, a registered investment adviser, is the beneficial owner of the shares listed above as the result of acting as investment advisor to its clients, who have the right to direct the receipt of dividends, to receive dividends from such shares and to receive the proceeds from the sale of such shares. The filing indicated that such shares represented 6.3% of the outstanding shares. However, as a result of the suspension of voting rights of two other shareholders, Royce & Associates, LLC’s percentage of the voting shares is 10.2%.
(4)	Pursuant to a filing made by FMR with the Securities and Exchange Commission on February 16, 2010, Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, MA 02109, a

wholly-owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of 372,293 shares of Class A Common Stock as the result of acting as investment advisor to various investment companies. As explained above, all of such 372,293 shares may not be voted at the Annual Meeting and are not included in the total number of shares entitled to vote at the meeting. If FMR’s voting rights had not been suspended and such shares had been so included, they would have represented 17.1% of the outstanding shares. Pursuant to such filing, the ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 372,293 shares or 17.1% of the Class A Common Stock outstanding. Edward C. Johnson III and FMR LLC, through its control of Fidelity and the funds, each have sole power to dispose of the 372,293 shares. The filing states that the sole power to vote these shares resides with the boards of trustees of the various funds.
(5)	Pursuant to a filing made by GAMCO with the Securities and Exchange Commission on April 7, 2010, Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer beneficially own 460,100 shares of Class A Common Stock. The filing discloses that the beneficial ownership of three such investment companies is as follows: Gabelli Funds, LLC: 319,000 shares; GAMCO Asset Management Inc.: 67,800 shares; Teton Advisors, Inc.: 73,300 shares. According to such filing, each of the Reporting Persons and Covered Persons has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the securities reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) Gabelli Funds has sole dispositive and voting power with respect to the shares of Bel held by the Funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in Bel and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund’s shares, (ii) at any time, the Proxy Voting Committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund under special circumstances such as regulatory considerations, and (iii) the power of Mario Gabelli, GAMCO Investors, Inc., and GGCP, Inc. is indirect with respect to securities beneficially owned directly by other Reporting Persons. As explained above, all of such 460,100 shares may not be voted at the Annual Meeting and are not included in the total number of shares entitled to vote at the meeting. If GAMCO’s voting rights had not been suspended and such shares had been so included, they would have represented 21.2% of the outstanding shares.

2011 Annual Meeting; Nominations

Shareholders intending to present proposals at the 2011 Annual Meeting of Shareholders must deliver their written proposals to the Company no later than December 17, 2010 in order for such proposals to be eligible for inclusion in the Company’s proxy statement and proxy card relating to next year’s meeting and no later than March 2, 2011 in order for such proposals to be considered at next year’s meeting (but not included in the proxy statement for such meeting). The Company’s Nominating Committee charter describes procedures for nominations to be submitted by shareholders and other third-parties. (See “Board of Directors — Nominating Committee Matters.”)

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s directors are elected on a staggered term basis, with each class of directors being as nearly equal as possible, and standing for re-election once in each three-year period. At the Annual Meeting, the holders of the Class A Common Stock will elect three directors for three year terms. Each of the Board’s nominees has consented to be named in this proxy statement and to serve as a director if elected.

Unless a shareholder either indicates “withhold authority” on his proxy or indicates on his proxy that his shares should not be voted for certain nominees, it is intended that the persons named in the proxy will vote for the election as directors of the nominees listed below to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified. Discretionary authority is also solicited to vote for the election of a substitute or substitutes for said nominees if any of them, for any reason presently unknown, cannot be a candidate for election.

The following sets forth information as of April 1, 2010 concerning the nominees for election to the Board of Directors and comparable information with respect to those directors whose terms of office will continue beyond the date of the Annual Meeting. Unless otherwise indicated, positions have been held for more than five years.

NOMINEES FOR DIRECTOR FOR A TERM TO EXPIRE AT THE 2013 ANNUAL MEETING

Name	Age	Director Since	Business Experience
Daniel Bernstein*	56	1986	President (June 1992 to present) and Chief Executive Officer (May 2001 to present) of the Company; Vice President and Treasurer of the Company (prior years to June 1992).
Peter Gilbert	62	1987	Director (1987 to present), former President and Chief Executive Officer of Gilbert Manufacturing Co., Inc. (a manufacturer of electrical components).
John S. Johnson	80	1996	Independent consultant (April 1993 to present) for various companies, including the Company (during 1995); Corporate Controller of AVX Corporation (manufacturer of electronic components) (1978 to March 1993).

*	Daniel Bernstein is Howard B. Bernstein’s nephew.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE 2012 ANNUAL MEETING

Name	Age	Director Since	Business Experience
Howard B. Bernstein*	84	1954	Currently retired. Former Vice President and Treasurer of the Company through 1986; consultant to the Company through 1990.
John F. Tweedy	64	1996	Member and operating manager of Tweedy Financial Services, LLC (New York State registered investment adviser) (January 2007 to present); Independent consultant (February 2000 to present); Director of Public Relations of GlobeSpan Semiconductor Inc. (supplier of semiconductor integrated circuit products) (January 1999 to February 2000); Director of Corporate Communications of Standard Microsystems Corp. (supplier of semiconductor integrated circuit products) (July 1995 to January 1999).

*	Howard B. Bernstein is Daniel Bernstein’s uncle.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE 2011 ANNUAL MEETING

Name	Age	Director Since	Business Experience
Avi Eden	62	2004	Independent Consultant for Business Development Matters, including mergers and acquisitions for companies in the electronics industry (2004 to present); Retired Vice Chairman and Executive Vice President of Vishay Intertechnology, Inc. (1996 to 2003).
Robert H. Simandl	81	1967	Practicing Attorney; Member of the law firm of Simandl & Gerr (January 1992 to January 1995); member of the law firm of Robert H. Simandl, Counselor of Law (prior years); Secretary of the Company (prior years to May 2003).

Board Qualifications

The Company’s Board does not have a formal policy of considering diversity in identifying potential director candidates. The Board takes into account many factors in the process of identifying such candidates, including the individual’s understanding of the Company’s business on a technical level, knowledge about and experience in the Company’s industry, understanding of finance, marketing and other areas that are relevant to the success of the Company in the current business environment and the candidate’s ability to make independent analytical inquiries of other Board members and of management. See also “Nominating Committee Matters — Qualifications” and the charter of such committee for a description of the qualifications the Company’s directors must possess. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best serve the Company and represent the shareholders’ interests.

The Board considered the following attributes in determining that each nominee and continuing director is qualified to serve as a director of the Company:

Daniel Bernstein’s knowledge of Bel and its operations, gained over his 31 years of service to the Company, and the leadership he has demonstrated as President (since June 1992), Chief Executive Officer (since May 2001) and through his prior positions with the Company as Vice President of Operations and Director of Sales for the Fuse Division, coupled with his achievement of an MBA degree from Baruch College, led the Board to conclude that this individual is fully qualified as a director of the Company.

Peter Gilbert’s experience in the Company’s industry, as president and chief executive officer and a director of his own electrical components manufacturing business; his knowledge of Bel gained through his service as a director of the Company since 1987; his experience gained by serving as a director on various other boards; and his achievement of an MBA degree from New York University led the Board to conclude that this individual should serve as a director of the Company.

John S. Johnson’s business experience and ability to understand complex financial matters, gained through his consulting business and experience as a controller of one of the leading electronic components manufacturers in the world and his service as a director of Bel since 1996, led the Board to conclude that this individual should serve as a director of the Company.

Howard Bernstein’s knowledge of Bel’s industry and of Bel, having served as a director since 1954, as well as his former positions of Vice President and Treasurer of the Company through 1986 and the continued consulting services provided to the Company through 1990, led the Board to conclude that this individual should serve as a director of the Company. Mr. Bernstein has a PhD in psychology from Temple University.

John F. Tweedy’s business experience includes Vice President of Engineering and various positions held in corporate communications and public relations of companies in the electronics industry. This business experience, in addition to his knowledge and understanding of complex financial matters gained as an owner and operating manager of a registered investment adviser and his achievement of an MBA degree in business administration, and a BSEE degree in engineering from Adelfi University, led the Board to conclude that this individual should serve as a director of the Company.

Avi Eden has had experience as an independent consultant for various businesses, including advice provided in connection with mergers and acquisitions to companies in the electronics industry. As former Executive Vice President and Vice Chairman of the Board of Vishay Intertechnology Inc., he was an integral part of growing Vishay into over a billion dollar company. This business experience in addition to his achievement of his law degree from J.D. Harvard Law led the Board to conclude that this individual should serve as a director of the Company.

Robert H. Simandl’s over 40 years of experience as a practicing attorney, and his service as a director of Bel since 1967, led the Board to conclude that this individual should serve as a director of the Company.

Executive Officers

The following sets forth information as of April 1, 2010 concerning the Company’s executive officers. Unless otherwise indicated, positions have been held for more than five years.

Name and Age	Officer Since	Positions and Offices with the Company/Business Experience
Daniel Bernstein, 56	1985	President, Chief Executive Officer and Director
Colin Dunn, 65	1992	Vice President of Finance, Treasurer, and Secretary
Dennis Ackerman, 47	2001	Vice President of Operations
Raymond Cheung, 53	2007	Vice President Asia Operations

Daniel Bernstein has served the Company as President since June 1992 and as Chief Executive Officer since May 2001. He previously served as Vice President (1985 – 1992) and Treasurer (1986 – 1992) and has served as a Director since 1986. He has occupied other positions with the Company since 1978. He is currently a director of Bel Fuse Ltd., Bel Stewart GmbH, Bel Stewart s.r.o., Cinch Connectors, Inc. and Cinch Connectors Ltd.

Colin Dunn joined the Company in 1991 as Finance Manager and in 1992 was named Vice President of Finance and Treasurer. He was appointed Secretary of the Company in May 2003. He is currently a director of Bel Fuse Ltd., Bel Fuse (Macao Commercial Offshore) Limited, Bel Stewart s.r.o., Bel Stewart GmbH, Cinch Connectors, Inc. and Cinch Connectors Ltd. Prior to joining the Company, Mr. Dunn was Vice President of Finance and Operations at Kentek Information Systems, Inc. from 1985 to 1991 and had previously held a series of senior management positions with Braintech Inc. and Weyerhaeuser Company. Mr. Dunn has an MBA degree from Yale University.

Dennis Ackerman joined the Company in 1986 and has held the positions of Customer Service Manager, Sales Manager, Purchasing Manager and Operations Manager. In 2001, he was named Vice President of Operations. Mr. Ackerman has an MBA degree from Fairleigh Dickinson University.

Raymond Cheung joined the Company in 1990 and has served as a Regional Sales Manager and most recently as Director of Sales for Asia. In October 2007, he was appointed Vice President Asia Operations. Prior to joining the Company, Mr. Cheung worked as a Design and Project Engineer at Astec Power Computer Products, and as a Technical Sales Manager at Asian Sources Magazine.

Beneficial Ownership of the Company’s Stock

The following table sets forth certain information regarding the ownership of Bel’s Class A Common Stock and Class B Common Stock as of April 7, 2010 by (a) each director and nominee; (b) the Company’s Chief Executive Officer, Vice President of Finance and Treasurer, and our only two other executive officers for 2009 whose compensation exceeded $100,000 (these four persons are referred to herein as the “Named Officers”) and (c) all directors and executive officers as a group. Unless otherwise stated in the footnotes following the table, the nominees, directors and Named Officers listed in the table have sole power to vote and dispose of the shares which they beneficially owned as of April 7, 2010. The percentage for the Class A Common Stock represents the percent of the Class whose voting rights were not suspended. See “Vote Required; Shares Entitled to Vote; Principal Shareholders”.

	Aggregate Number of Shares Beneficially Owned(1)
	Class A Common Stock		Class B Common Stock
	No. of Shares	Percent of Class Whose Voting Rights Were Not Suspended	No. of Shares	Percent of Outstanding Shares
Daniel Bernstein(2)	93,555	6.9	358,857	3.7
Howard B. Bernstein(3)	140,000	10.4	284,000	3.0
Colin Dunn(4)	2,637	*	15,133	*
Avi Eden(5)	—	—	4,000	*
Peter Gilbert(6)	500	*	8,000	*
John S. Johnson(7)	1,904	*	15,327	*
Robert H. Simandl(8)	1,585	*	8,755	*
John F. Tweedy(9)	250	*	8,650	*
Dennis Ackerman(10)	853	*	6,500	*
Raymond Cheung(11)	154	*	4,803
All directors, nominees and executive officers as a group (10 persons)(12)	241,438	17.8	722,025	7.4

(1)	As of April 7, 2010, there were 2,174,912 and 9,464,343 shares of Class A Common Stock and Class B Common Stock outstanding, respectively. A total of 1,342,519 shares of Class A Common Stock are entitled to vote at the Annual Meeting (the voting rights of two shareholders owning an aggregate of 832,393 shares of Class A Common Stock have been suspended).
(2)	The shares of Class A Common Stock beneficially owned by Daniel Bernstein include 11,500 shares held by Mr. Bernstein as custodian for his children and 1,583 shares allocated to Mr. Bernstein in the Company’s 401(k) Plan over which he has voting but no investment power. The shares of Class B Common Stock beneficially owned by Daniel Bernstein include 59,052 shares owned by a family limited liability company of which Mr. Bernstein and his children are members, 37,800 shares held by Mr. Bernstein as custodian for his children or by his children, 8,374 Class B shares allocated to Mr. Bernstein in the Company’s 401(k) Plan over which he has no voting or investment power and 2,000 shares of restricted stock.
(3)	The shares of Class B Common Stock beneficially owned by Howard B. Bernstein include 3,000 shares of restricted stock.
(4)	The shares of Class A Common Stock beneficially owned by Colin Dunn include 887 shares allocated to him in the Company’s 401(k) Plan over which he has voting but no investment power. The shares of Class B Common Stock beneficially owned by Mr. Dunn include 4,133 shares allocated to him in the Company’s 401(k) Plan over which he has no voting or investment power and 1,500 shares of restricted stock.
(5)	The shares of Class B Common Stock beneficially owned by Avi Eden include 3,000 shares of restricted stock.
(6)	The shares of Class B Common Stock beneficially owned by Peter Gilbert include 1,250 shares of Class B Common Stock held of record by Mr. Gilbert’s wife and 3,000 shares of restricted stock.

(7)	The shares of Class A Common Stock beneficially owned by John S. Johnson include 151 shares held by Mr. Johnson as custodian for his grandchildren. The shares of Class B Common Stock beneficially owned by Mr. Johnson include 2,116 shares held by Mr. Johnson as custodian for his grandchildren and 3,000 shares of restricted stock.
(8)	The shares of Class A Common Stock beneficially owned by Robert H. Simandl include 1,200 shares held of record by Mr. Simandl’s wife. The shares of Class B Common Stock beneficially owned by Mr. Simandl include 3,600 shares held of record by Mr. Simandl’s wife and 3,000 shares of restricted stock.
(9)	The shares of Class B Common Stock beneficially owned by John F. Tweedy include 3,000 shares of restricted stock.
(10)	The 853 shares of Class A Common Stock beneficially owned by Dennis Ackerman are allocated to him in the Company’s 401(k) Plan; he has voting but no investment power with respect to these shares. The shares of Class B Common Stock owned by Mr. Ackerman consist of 5,000 shares allocated to him in the Company’s 401(k) Plan over which he has no voting or investment power and 1,500 shares of restricted stock.
(11)	The 154 shares of Class A Common Stock beneficially owned by Raymond Cheung are allocated to him in the Far East Retirement Plan; he has voting but no investment power with respect to these shares. The shares of Class B Common Stock beneficially owned by Mr. Cheung include 803 shares allocated to him in the Far East Retirement Plan over which he has no voting or investment power and 1,000 shares of restricted stock.
(12)	Includes 3,433 and 18,079 shares of Class A Common Stock and Class B Common Stock, respectively, allocated in the Company’s 401(k) Plan and Far East Retirement Plan over which such persons have with respect to the Class A Common Stock, voting but no investment power and with respect to the Class B Common Stock, no voting or investment power. The Class B Common Stock also includes 24,000 restricted shares.
*	Shares constitute less than one percent of the shares of Class A Common Stock or Class B Common Stock outstanding.

Daniel Bernstein and his brother, Alexander Bernstein, are parties to a Shareholders Agreement (the “Agreement”) pertaining to the shares of Class A Common Stock that they own. Pursuant to the Agreement, as amended, each of them has agreed that he will not, without the other’s consent, dispose of such shares (except in limited circumstances to certain family members and upon death), that each of them has a right of first refusal with respect to the other’s shares of Class A Common Stock in the event that the other wishes to dispose of such shares, that any shares purchased upon the exercise of such right of first refusal shall be held for at least six months and that in voting the shares of Class A Common Stock owned by each of them in connection with an action which could result in a change in control (as defined) of the Company, each of them will vote his shares of Class A Common Stock against such transaction or action, unless both of them agree at the time the vote is to be taken to vote their respective shares of Class A Common Stock in favor of such transaction. The Agreement provides that it will terminate on May 23, 2010 (unless renewed), and upon the second to die of Daniel Bernstein or Alexander Bernstein. In addition, if either shareholder sells 75% or more of his shares of Class A Common Stock to a third party in accordance with the Agreement, then the other shareholder will have the right to terminate the Agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and greater than ten percent beneficial owners to file with the Securities and Exchange Commission certain reports regarding such persons’ ownership of the Company’s securities. Directors, officers and greater than ten percent beneficial owners are required by applicable regulations to furnish Bel with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms or information furnished to Bel, the Company believes that during 2009 all filing requirements applicable to its directors, officers and greater than ten percent beneficial owners were satisfied on a timely basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

During 2006, the SEC substantially revised the disclosures that we are required to make with respect to executive compensation. As part of the SEC’s revised executive compensation disclosure package, the SEC requires that issuers provide a “Compensation Discussion and Analysis” in which issuers explain the material elements of their compensation of executive officers by describing the following:

•	the objectives of the issuer’s compensation programs;
•	the conduct that the compensation programs are designed to reward;
•	the elements of the compensation program;
•	the rationale for each of the elements of the compensation program;
•	how the issuer determines the amount (and, where applicable, the formula) for each element of the compensation program; and
•	how each element and the issuer’s decisions regarding that element fit into the issuer’s overall compensation objectives and affect decisions regarding other elements of the compensation program.

Overview

We are engaged in a very competitive industry worldwide, with relatively low barriers to competitive entry in the electronic products market. Just as stock prices in our industry tend to be volatile, our customers’ demand for our products varies significantly from year to year. We have only limited visibility as to future customer requirements. For this reason, we have found it necessary to keep our overhead relatively low so that we can operate effectively even when demand for our products weakens. In the area of compensation, we seek to control salaries as best we can and focus our incentives on other elements that can vary from year to year with our performance. Our goal is to compensate our Named Officers at levels that will enable us to retain their services while retaining control over our overhead.

Our performance-based elements of compensation are salary, bonuses and long-term stock incentive compensation. Other non-performance elements of compensation consist of retirement benefits, certain other plan benefits and certain perquisites. In order to effectively control overhead costs in times of volatile product demand, our executive compensation philosophy is to limit annual increases in base salaries and to supplement the overall compensation package with annual bonuses in amounts that are primarily dependent upon the Company’s financial performance for the period.

We compete in our industry on the basis of product performance, quality, reliability, depth of product line, customer service, technological innovation, design, delivery time and price. Our compensation structure is intended to reward and incentivize the types of performance which improve our ability to excel in these areas, as well as performance which enhances our overall financial stability and global presence.

Compensation Elements

Salary

We pay salaries to our Named Officers in order to provide a base compensation to them for their day-to-day responsibilities in managing our business. We do not rely upon consultants to set our salaries, to establish salary ranges or to provide advice regarding other compensation matters, nor do we engage in any benchmarking activities. The Company views base salary simply as a fixed component of overall compensation, with a large variable portion being derived from annual bonuses as described below.

In terms of overall compensation, our Chief Executive Officer receives salary recommendations from our U.S. management team and our Far East management team. Our Chief Executive Officer then formulates his own recommendations which he presents to our Compensation Committee. Our Chief Executive Officer does not participate in the deliberations regarding his own salary, but does participate in discussions regarding salary levels for our other Named Officers. Salary levels are typically reviewed in December, and adjusted from time to time after taking into account overall Company performance as well as team performance. As noted in the Summary Compensation Table, the Chief Executive Officer did not recommend, and the Compensation Committee did not approve, company-wide increases in base salaries for 2009. Mr. Cheung’s salary was increased by $10,000 in 2009 in connection with the assignment of additional responsibilities. The decision to keep the majority of salaries in line with the prior year was made after taking into account the current macroeconomic conditions and the Company’s operating results. During 2009, management made a number of decisions to implement cost savings strategies and reduce overall overhead. The decision to maintain executive base salaries at the prior year level, barring the exception related to Mr. Cheung, is consistent with those current business strategies.

Bonus

We do not have a bonus plan for any of our associates. Instead, financial results are monitored on a quarterly basis by the Chief Executive Officer, the Vice President of Finance and the Vice President of Operations. Management utilizes net income as the financial measure in evaluating the Company’s performance as compared to prior quarters. Based on the quarterly review, a bonus accrual may be established by the Compensation Committee based on recommendations from the Chief Executive Officer, the Vice President of Finance and the Vice President of Operations. At the end of each year in which a bonus accrual has been established, the Compensation Committee receives recommendations from the Chief Executive Officer with respect to the payment of specific bonuses to specific individuals, based upon the overall size of that year’s bonus pool as well as individuals’ respective participation in achieving team objectives throughout the year. The decision to grant bonuses is ultimately made by the Company’s Compensation Committee. The target bonus payment for Bel’s key executives (including the Named Officers, in addition to other key executives) is 4 – 6 months of their annual salary; however, this varies dependent upon the bonus pool established during the year and may vary by individual based on extenuating circumstances. Due to the weakened economic conditions in 2009 and the resulting significant decline in our sales volume, a bonus accrual was not established in 2009. As such, there were no bonus payments to Bel employees, including the Named Officers, for 2009.

In 2007, we sold 4.0 million shares of common stock of Toko, Inc. on the open market which resulted in a gain of approximately $2.5 million, net of investment banker fees and other expenses in the amount of $0.8 million. With this profit, Bel’s Board of Directors decided to accrue an additional $0.5 million from operating income for the payment of bonuses to our associates, with bonus payments made in January 2008. The total bonus pool of $881,000 was allocated among executives, management, and technical and administrative employees of the Company based on number of weeks pay, in accordance with their respective contributions to our corporate performance. Specifically, $173,100 of the total bonus pool was allocated to our Named Officers and reflected twelve weeks pay for each executive officer.

In 2008, a total bonus pool of $960,000 was allocated among executives, management, and technical and administrative employees of the Company based on number of weeks pay, in accordance with their respective contributions to our corporate performance. A total of $115,400 of the total bonus pool was allocated to our Named Officers and reflected eight weeks pay for each executive officer.

Long-term Stock Incentive Compensation

Our 2002 Equity Compensation Program, as approved by our shareholders, permits us to issue four types of non-cash awards based on our common stock: restricted stock grants, incentive stock options, non-qualified stock options and stock appreciation rights. For years, we relied upon incentive stock options as our primary form of long-term stock incentive compensation. However, as the manner in which stock options are treated for accounting purposes was substantially modified as of January 1, 2006, we presently anticipate that to the extent that we grant long-term stock incentive compensation to our associates, that compensation will likely be in the form of restricted stock grants.

We did not grant any stock options to any of our Named Officers during 2009, 2008 or 2007. On October 28, 2009, we granted restricted shares to several of our associates, including our Named Officers. In 2009, 10,000 shares of restricted stock were granted to Mr. Bernstein and 8,000 shares of restricted stock were granted to each of Mr. Dunn, Mr. Ackerman and Mr. Cheung. The shares awarded are earned in 25% increments on the second, third, fourth and fifth anniversaries of the grant date, provided the employee has remained employed by the Company through such anniversary dates; otherwise the unearned shares are forfeited. We did not grant any restricted stock awards to any of our Named Officers during 2008 or 2007. We granted restricted shares in 2005 to several of our associates, including each of our Named Officers. Those restricted shares do not vest until the second anniversary of the grant date, and then vest in 25% annual installments on the second, third, fourth and fifth anniversaries of the grant date. While our 2002 Equity Compensation Program does not preclude the grant of restricted shares on an annual basis, the Compensation Committee concluded that given the structure and amount of the restricted stock awards made in 2005, there was no need to grant additional restricted stock awards to the Named Officers during 2007 or 2008. However, as the 2005 grants of restricted stock to the Named Officers will complete vesting in 2010, the Compensation Committee granted the new restricted shares in 2009 as a means of continuing the annual vesting schedule. The 2009 grants will have their first vesting date in 2011.

Our experience has been to consider stock option grants and restricted stock awards at the director meetings held at the time of our annual meeting of shareholders, as opposed to granting options and stock awards throughout the year. By making our grant determinations at a single time each year, we avoid even an appearance of coordinating grants with release dates of material information not previously disclosed to the public. In late April 2009, the Company identified fraudulent activity related to the administration of the Company’s stock option plan, 401(k) plan and profit-sharing plan. At that time, the Compensation Committee placed a hold on all future issuances of stock options and restricted stock until such time as the Audit Committee determined that enhanced controls were implemented. The hold was lifted late in the second quarter of 2009. As a result of this incident, the 2009 grants of restricted stock awards did not occur until October 2009. It is our intention going forward to resume the above-described practice of making grant determinations at the time of our annual meeting of shareholders.

Our 2002 Equity Compensation Program is designed to help attract and retain superior individuals for positions of substantial responsibility within our Company and to provide these persons with an additional incentive to contribute to the success of our Company, all of which we expect will result in increased shareholder value. Restricted stock grants are awards of actual shares of our common stock, without any initial cost to the associate, but subject to a vesting restriction. The shares cannot be sold or transferred until the restriction ends and the shares become “vested.” Shares not vested are forfeited back to us if it becomes impossible to meet the condition for ending the restriction. Restricted stock grants offer the opportunity to obtain shares of our common stock without payment to us, provided the condition to ending the restriction is met. We award restricted stock grants because we believe that they aid in retaining our key executives, who are positioned to benefit from an increase in share value.

Retirement Benefits

We have designed our Supplemental Executive Retirement Plan, or “SERP”, to provide a limited number of our key management and highly compensated associates with supplemental retirement and death benefits. Each of our Named Officers is a participant in the SERP. Participants of the SERP are selected by our Compensation Committee based upon recommendations from our Chief Executive Officer. We believe that this benefit incentivizes key associates to remain with us on a career-long basis and engenders loyalty to our Company. At its April 17, 2007 meeting, our board of directors approved amendments to the SERP to, among other things, conform its terms to applicable requirements of Section 409A (discussed below) and to modify the provisions regarding benefits payable in connection with a change in control of our Company. The description of the SERP that follows reflects these amendments.

Benefits available under the SERP vary depending upon when and how a participant terminates employment with us. If a participant retires on his normal retirement date (65 years old, 20 years of service, and five years of participation in the SERP), his or her normal retirement benefit under the SERP would be annual payments equal to 40% of his or her average base compensation — using compensation from the highest five consecutive calendar years of SERP participation — payable in monthly installments for the remainder of his or her life. If a participant retires early (55 years old, 20 years of service, and 5 years of participation in the SERP), his or her early retirement benefit would be an amount (i) calculated as if his or her early retirement date were in fact such participant’s normal retirement date, (ii) multiplied by a fraction, the numerator being the actual years of service the participant has with us and the denominator being the years of service the participant would have had if he or she had retired at his or her normal retirement date, and (iii) actuarially reduced to reflect the early retirement date. If a participant dies prior to receiving 120 monthly payments under the SERP, his or her beneficiary is entitled to continue receiving benefits for the shorter of (i) the time necessary to complete 120 monthly payments or (ii) 60 months. If a participant dies while employed by us, his or her beneficiary will receive, as a survivor benefit, an annual amount equal to (i) 100% of the participant’s annual base salary at the date of death for one year, and (ii) 50% of the participant’s annual base salary at the date of death for each of the following four years, each payable in monthly installments. Our SERP also provides for disability benefits, and a forfeiture of benefits if a participant terminates employment for reasons other than those contemplated under the SERP.

In the event of a “change in control” (as defined in the SERP), each participant who is employed by us at the time of the change in control will be entitled to a normal retirement benefit commencing immediately following termination of employment (or in the case of certain participants who are “specified employees” for purposes of Section 409A of the Code (discussed below), six months after termination of employment). The normal retirement benefit payable under these circumstances will be the actuarial equivalent of the benefit that would commence upon the date that the participant would have attained his or her normal retirement date if he or she had not terminated employment. Further, each participant’s average base compensation will be deemed to be equal to his or her annual base compensation in effect prior to the change in control. If we have established a trust to accumulate assets from which to pay SERP benefits, then we will fully fund the trust in connection with a change in control in order to ensure that there will be sufficient assets set aside to pay all SERP benefits. A “change in control” for purposes of the SERP includes a merger or consolidation with another corporation whereby our shareholders do not own a majority of the surviving or successor entity, an acquisition of 50% or more of our voting securities by one person or a group of persons acting together, a sale of all or substantially all of our assets to any person, our dissolution or liquidation or if the members of our incumbent Board of Directors (or their successors, if approved by them) cease for any reason to constitute at least two-thirds of the members of our Board.

As of December 31, 2009, none of our Named Officers were eligible for normal retirement under the SERP. As of December 31, 2009, Mr. Bernstein was eligible for early retirement under the SERP. Had he retired on December 31, 2009, Mr. Bernstein would have been eligible for a monthly benefit under the SERP in the amount of $4,596 payable for life. Had each of our Named Officers terminated employment on December 31, 2009 in connection with a change in control, they would have been entitled under the SERP to a monthly benefit for life as follows: Mr. Bernstein, $6,038; Mr. Dunn, $6,077; Mr. Ackerman, $3,914; and Mr. Cheung, $4,000. The present value of those change in control benefits for the Named Officers, using the actuarial assumptions used for our financial reporting purposes, would be as follows: Mr. Bernstein, $946,283; Mr. Dunn, $819,724; Mr. Ackerman, $676,533; and Mr. Cheung, $651,186.

Other Non-performance Benefit Plans

Our Named Officers are eligible to participate, as are all our associates who meet service requirements under the several plans, in the following types of non-performance benefit plans:

•	Those of our associates, including our Named Officers, who satisfy certain waiting periods are entitled to participate in either our domestic 401(k) plan or our Far East Retirement Plan. Pursuant to our domestic 401(k) plan, we make matching contributions of pre-tax elective deferral contributions made by associates. We match individual plan contributions in our domestic 401(k) as follows (limited to the maximum amount of salary that can be taken into account under a tax-qualified plan, which was $245,000 in 2009): we match 100% for the first $200 of an associate’s contribution, 50% for the next $200 and 25% for the next $200 of an associate’s contribution. In addition, we have been adding 3% of an associate’s base salary as an annual profit sharing contribution. This 3% is reviewed on an annual basis by the Board of Directors. Our matching contributions under the domestic 401(k) plan are currently made in shares of our Class B Common Stock. The Far East Retirement Plan is a defined contribution mandatory provident fund arrangement established pursuant to Hong Kong law. Subject to certain minimum and maximum levels under Hong Kong law, five percent of a participant’s salary must be contributed to the Far East Retirement Plan. We match amounts contributed to the Far East Retirement Plan. Our current match equals 7% of an associate’s base salary. Under the Far East Retirement Plan, our matching amounts are currently made partly in shares of our Class B Common Stock — approximately 10% of our contribution — and partly in cash — approximately 90% of our contribution. Mr. Cheung is the only Named Officer who participates in the Far East Retirement Plan.
•	We maintain medical and dental health insurance plans for our associates on a non-discriminatory basis. Associates contribute 20% of the cost of our medical and dental insurance plans. We also provide life insurance for all associates.

We believe that the insurance plans we offer are important components of our comprehensive benefit package, which should induce associates to remain with us. We believe that our domestic 401(k) plan and our Far East Retirement Plan induce our associates to save for future retirement needs, and we encourage this by matching individual plan contributions, as described above, by participating associates.

Perquisites

In 2009, we provided our Chief Executive Officer with a rental apartment for three months in San Diego, California. Mr. Bernstein’s presence in San Diego enables him to be more proximate to our largest customers, major design centers and our marketing and sales groups. We also provide him with an automobile in New Jersey that we maintain for his use throughout the year. Other than these benefits, the perquisites to our Named Officers are nominal.

Severance

During 2007, our Board adopted a written severance pay plan that applies to all of our full-time, non-union associates. The written plan formalizes an approach that we had been taking on an informal basis for the past several years. The purposes of the plan are to reward the loyalty of our associates in the context of a Sale of the Business, a phrase that is defined in the severance pay plan, and to assure that we are capable of retaining our associates in the event that we pursue a Sale of the Business. Under the plan, a “Sale of the Business” is defined to mean the occurrence of any of the following events:

•	the acquisition of beneficial ownership of more than 50% of our voting stock or of all or substantially all of our assets; or
•	the consummation of a merger, consolidation or other combination of our company with or into another entity, subject to certain exceptions; or
•	if the members of our incumbent Board of Directors (or their successors, if approved by them) cease for any reason to constitute at least two-thirds of the members of our Board.

Provided that certain disqualifying events do not occur, severance payments will be made under the plan if a participant is terminated involuntarily within 24 months after a Sale of the Business (provided that the participant does not accept employment with the acquirer in connection with such Sale of the Business), the participant resigns for reasons permitted under the plan within 24 months after a Sale of the Business or if the participant is not offered “comparable employment” (as defined) with the acquirer.

The severance pay plan contains a schedule by which payment levels are determined based on years of service with us. The schedule provides for three weeks of compensation for each of the first two years worked with us, two weeks of compensation for each of the next thirteen years of service, and three weeks of compensation for each additional year of service, with an upper limit of 52 weeks of compensation. If the plan were to be triggered as of April 30, 2010, our Named Officers would be entitled to receive the following severance payments:

Daniel Bernstein	$225,000
Colin Dunn	$149,808
Dennis Ackerman	$175,000
Raymond Cheung	$143,846

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. Certain performance-based compensation that has been approved by our shareholders is not subject to this limitation. As a result, stock options granted under our 2002 Equity Compensation Program and our prior stock option plans are not subject to the limitations of Section 162(m). However, restricted stock awards granted under our 2002 Equity Compensation Program generally will not be treated as performance-based compensation. Restricted stock award grants made to date under the 2002 Equity Compensation Program have not been at levels that, together with other compensation, approached the $1,000,000 limit. Also, since we retain discretion over any bonuses we may grant, those bonuses also will not qualify for the exemption for performance-based compensation. The Compensation Committee intends to provide executive compensation in a manner that will be fully deductible for federal income tax purposes, so long as that objective is consistent with overall business and compensation objectives. However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our shareholders, after taking into consideration changing business conditions or the executive officer’s performance.

Summary of Cash and Certain Other Compensation

The following table sets forth, for the years ended December 31, 2009, 2008 and 2007, a summary of the compensation earned by our Chief Executive Officer, Vice President of Finance and our only two other executive officers serving at December 31, 2009 with total compensation in excess of $100,000. In this proxy statement, we refer to these executive officers as the “Named Officers”.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Daniel Bernstein, President and Chief Executive Officer	2009	225,000	—	187,100	47,682	26,680	486,462
	2008	225,000	34,615	—	68,056	24,765	352,436
	2007	225,000	51,923	—	9,691	22,810	309,424
Colin Dunn, Vice President, Treasurer and Secretary	2009	190,000	—	149,680	90,042	7,345	437,067
	2008	190,000	29,231	—	95,427	7,610	322,268
	2007	190,000	43,846	—	43,725	7,670	285,241
Dennis Ackerman, Vice President of Operations	2009	175,000	—	149,680	18,685	6,895	350,260
	2008	175,000	26,923	—	26,056	6,860	234,839
	2007	175,000	40,385	—	3,067	7,150	225,602
Raymond Cheung, Vice President Asia Operations	2009	170,000	—	149,680	32,517	16,340	368,537
	2008	160,000	24,534	—	38,113	11,970	234,617
	2007	160,000	36,925	—	12,106	12,010	221,041

We accrued the bonuses set forth in the table above for 2007 and 2008 in our consolidated income statements for the years ended December 31, 2007 and 2008, respectively, but such bonuses were not paid until the following year. No bonuses were accrued during the year ended December 31, 2009.

In the table above, when we refer to changes in pension values, we are referring to the aggregate change in the present value of the Named Officer’s accumulated benefit under our Supplemental Executive Retirement Planfrom the measurement date used for preparing our 2008 year-end financial statements to the measurement date used for preparing our 2009 year-end financial statements.

In the table above, when we refer to amounts under Stock Awards, we are referring to the aggregate grant date fair value in accordance with FASB ASC Topic 718. The stock awards cover the following shares and vest as follows:

•	Mr. Bernstein was granted 10,000 restricted shares of Class B Common Stock on October 28, 2009. These restricted shares vest as follows: 2,500 shares vest as of October 28, 2011, 2,500 shares vest as of October 28, 2012, 2,500 shares vest as of October 28, 2013 and 2,500 shares vest as of October 28, 2014.
•	Mr. Dunn was granted 8,000 restricted shares of Class B Common Stock on October 28, 2009. These restricted shares vest as follows: 2,000 shares vest as of October 28, 2011, 2,000 shares vest as of October 28, 2012, 2,000 shares vest as of October 28, 2013 and 2,000 shares vest as of October 28, 2014.
•	Mr. Ackerman was granted 8,000 restricted shares of Class B Common Stock on October 28, 2009. These restricted shares vest as follows: 2,000 shares vest as of October 28, 2011, 2,000 shares vest as of October 28, 2012, 2,000 shares vest as of October 28, 2013 and 2,000 shares vest as of October 28, 2014.
•	Mr. Cheung was granted 8,000 restricted shares of Class B Common Stock on October 28, 2009. These restricted shares vest as follows: 2,000 shares vest as of October 28, 2011, 2,000 shares vest as of October 28, 2012, 2,000 shares vest as of October 28, 2013 and 2,000 shares vest as of October 28, 2014.

In the table above, “all other compensation” for 2009 consists of the following:

•	for Mr. Bernstein: (i) a contribution to his 401(k) account of $7,100 that we made in shares of our Class B Common Stock, matching Mr. Bernstein’s 2009 pre-tax elective deferral contributions (included under “Salary”), (ii) $1,680 in dividends that we paid with respect to restricted shares that we previously granted to him under our 2002 Equity Compensation Program, (iii) $7,400, the cost to us of providing Mr. Bernstein with an automobile in New Jersey and maintaining that automobile, and (iv) $10,500, the cost to us of providing Mr. Bernstein with living quarters for a three-month period while he worked from our facility in San Diego, California.
•	for Mr. Dunn: (i) a contribution to his 401(k) account of $6,050 that we made in shares of our Class B Common Stock, matching his 2009 pre-tax elective deferral contributions (included under “Salary”) and (ii) $1,295 in dividends that we paid with respect to restricted shares that we previously granted to him under our 2002 Equity Compensation Program.
•	for Mr. Ackerman: (i) a contribution to his 401(k) account of $5,600 that we made in shares of our Class B Common Stock, matching Mr. Ackerman’s 2009 pre-tax elective deferral contributions (included under “Salary”) and (ii) $1,295 in dividends that we paid with respect to restricted shares that we previously granted to him under our 2002 Equity Compensation Program.
•	for Mr. Cheung: (i) a contribution to his Far East Retirement Plan account of $11,900, an amount in excess of Mr. Cheung’s 2009 pre-tax elective deferral contributions (included under “Salary”), (ii) $1,050 in dividends that we paid with respect to restricted shares that we previously granted to him under our 2002 Equity Compensation Program and (iii) $3,390 related to automobile expenses.

Stock Options and Stock Awards

We are authorized to grant stock options and stock awards under our 2002 Equity Compensation Program. Options granted under this program generally have terms of five years and terminate at or within a specified period of time after the optionee’s employment with us ends. Options are exercisable in installments determined at the date of grant. No such options were granted to the Named Officers in 2009, 2008 or 2007. We are also permitted to grant restricted stock awards under our 2002 Equity Compensation Program. Participants have the right to vote (if applicable) and receive dividends on their restricted shares. Restrictions lapse in 25% increments commencing two years after the grant date. On October 28, 2009, Mr. Bernstein received a restricted stock grant of 10,000 shares of Class B Common Stock and Mr. Dunn, Mr. Ackerman and Mr. Cheung each received a restricted stock grant of 8,000 shares of Class B Common Stock. No restricted shares were awarded to the Named Officers in 2008 or 2007.

Stock Awards Granted During 2009

Name (a)	Grant Date (b)	Number of Shares or Units of Stock (#) (i)	Grant Date Fair Value of Stock Awards ($) (l)
Daniel Bernstein	10/28/09	10,000	187,100
Colin Dunn	10/28/09	8,000	149,680
Dennis Ackerman	10/28/09	8,000	149,680
Raymond Cheung	10/28/09	8,000	149,680

None of the Named Officers exercised any stock options during 2009 and none of the Named Officers owned any of our stock options as of December 31, 2009. A total of 6,000 restricted stock awards previously granted to the Named Officers vested during 2009. See the “Stock Awards Vested During 2009” table below.

The following table sets forth, for each of the Named Officers, information regarding stock awards outstanding at December 31, 2009. Each of the stock awards referred to in the table below were granted pursuant to our 2002 Equity Compensation Program. The vesting dates applicable to each stock award are set forth in footnotes that follow the columnar explanations below the table.

Stock Awards Outstanding at December 31, 2009

Name (a)	Number of Shares or Units of Stock That Have Not Vested (#) (b)	Market Value of Shares or Units of Stock That Have Not Vested ($) (c)
Daniel Bernstein	12,000	257,880
Colin Dunn	9,500	204,155
Dennis Ackerman	9,500	204,155
Raymond Cheung	9,000	193,410

In the table above, we are disclosing:

•	in column (b), the number of shares of our common stock covered by stock awards granted under our 2002 Equity Compensation Program that were not vested or earned as of December 31, 2009; and
•	in column (c), the aggregate market value or payout value as of December 31, 2009 of the stock awards referenced in column (b).

In the table above, the vesting dates for the Named Officers’ stock awards are as follows:

•	As of December 31, 2009, Mr. Bernstein had:
•	2,000 restricted shares of Class B Common Stock which vest on November 1, 2010.
•	10,000 restricted shares of Class B Common Stock, vesting as follows: 2,500 shares vest as of October 28, 2011, 2,500 shares vest as of October 28, 2012, 2,500 shares vest as of October 28, 2013 and 2,500 shares vest as of October 28, 2014.
•	As of December 31, 2009, Mr. Dunn had:
•	1,500 restricted shares of Class B Common Stock which vest on November 1, 2010.
•	8,000 restricted shares of Class B Common Stock, vesting as follows: 2,000 shares vest as of October 28, 2011, 2,000 shares vest as of October 28, 2012, 2,000 shares vest as of October 28, 2013 and 2,000 shares vest as of October 28, 2014.
•	As of December 31, 2009, Mr. Ackerman had:
•	1,500 restricted shares of Class B Common Stock which vest on November 1, 2010.
•	8,000 restricted shares of Class B Common Stock, vesting as follows: 2,000 shares vest as of October 28, 2011, 2,000 shares vest as of October 28, 2012, 2,000 shares vest as of October 28, 2013 and 2,000 shares vest as of October 28, 2014.
•	As of December 31, 2009, Mr. Cheung had:
•	1,000 restricted shares of Class B Common Stock which vest on October 3, 2010.
•	8,000 restricted shares of Class B Common Stock, vesting as follows: 2,000 shares vest as of October 28, 2011, 2,000 shares vest as of October 28, 2012, 2,000 shares vest as of October 28, 2013 and 2,000 shares vest as of October 28, 2014.

In calculating market values in the table above, we have multiplied the closing market price of our Class B Common Stock on the last trading day in 2009 of $21.49 by the applicable number of shares of common stock underlying the Named Officers’ stock awards.

None of the Named Officers have any stock options and since 2005, the Company’s policy is to grant stock awards in lieu of stock options. The following table sets forth, for each of the Named Officers, information regarding stock awards that vested during 2009. The “value realized on vesting” represents the number of shares of Class B Common Stock set forth in column (d) multiplied by the market price of our Class B Common Stock on the date on which the Named Officer’s stock award vested.

Stock Awards Vested During 2009

Name (a)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Daniel Bernstein	2,000	35,700
Colin Dunn	1,500	26,775
Dennis Ackerman	1,500	26,775
Raymond Cheung	1,000	18,550

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 with respect to shares of Class A and Class B Common Stock that may be issued under our 2002 Equity Compensation Program and our prior stock option plan (which prior plan expired in April 2002), each of which has been approved by the Company’s shareholders.

Plan Category	(a) Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved	Class A: 0	Class A: $ 0	Class A: 0
by Security Holders	Class B: 34,000	Class B: $29.50	Class B: 835,785
Equity Compensation Plans Not Approved by Security Holders	—	—	—
TOTAL	Class A: 0	Class A: $ 0	Class A: 0
	Class B: 34,000	Class B: $29.50	Class B: 835,785

Retirement Plan Benefits

The following table sets forth, for each of the Named Officers, information regarding the benefits payable under each of our plans that provides for payments or other benefits at, following, or in connection with such Named Officer’s retirement. The following table does not provide information regarding tax-qualified defined contribution plans or nonqualified defined contribution plans.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Daniel Bernstein	Supplemental Executive Retirement Plan	31	428,455	0
Colin Dunn	Supplemental Executive Retirement Plan	18	623,953	0
Dennis Ackerman	Supplemental Executive Retirement Plan	23	122,641	0
Raymond Cheung	Supplemental Executive Retirement Plan	16	178,723	0

In the table above:

•	we have determined the years of credited service based on the same measurement date that we used in preparing our audited financial statements for the year ended December 31, 2009; we refer to that date as the “Plan Measurement Date”;
•	when we use the phrase “present value of accumulated benefit”, we are referring to the actuarial present value of the Named Officer’s accumulated benefits under our Supplemental Executive Retirement Plan, calculated as of the Plan Measurement Date; and
•	column (e) refers to the dollar amount of any payments and benefits actually paid or otherwise provided to the Named Officer during 2009 under the SERP. For a description of the SERP, see “Compensation Discussion and Analysis — Compensation Elements — Retirement Benefits”.

BOARD OF DIRECTORS

Director Compensation

The following table sets forth certain information regarding the compensation we paid to our directors, other than Daniel Bernstein, during 2009.

Name (a)	Fees Earned or Paid in Cash ($) (b)	All Other Compensation ($) (g)	Total ($) (j)
Howard B. Bernstein	18,000	980	18,980
Avi Eden	19,000	55,980	74,980
Peter Gilbert	24,000	980	24,980
John S. Johnson	24,000	980	24,980
Robert H. Simandl	19,000	27,980	46,980
John F. Tweedy	24,000	980	24,980

With respect to compensation of our directors:

•	when we refer to “Fees Earned or Paid in Cash”, we are referring to all cash fees that we paid or were accrued in 2009, including annual retainer fees, committee fees and meeting fees; in 2009, our non-employee directors received an annual retainer of $15,000, plus $1,000 for each Board meeting they attended in person and $750 for each non-audit committee meeting they attended in person. Audit Committee members received $1,250 for each meeting they attended in person.
•	in May 2007, each of the directors noted above received 4,000 shares of restricted stock, which vest as follows: 1,000 shares vested as of May 11, 2009; 1,000 shares vest as of May 11, 2010; 1,000 shares vest as of May 11, 2011 and 1,000 shares vest as of May 11, 2012.
•	“all other compensation” consists of the following:
º	For Avi Eden: consulting fees paid to Mr. Eden with respect to advice rendered regarding corporate development issues
º	For Robert H. Simandl: fees paid to Mr. Simandl’s law firm for services rendered and disbursements incurred on our behalf during 2009
º	Each director was paid $980 during 2009 related to dividends on their shares of restricted stock

In 2009, directors who were executive officers of the Company did not receive directors’ fees. In 2009, directors of the Company’s foreign subsidiaries did not receive a retainer or meeting fees.

The Board of Directors; Committees of the Board

Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been a growing public and regulatory focus on the independence of directors. NASDAQ has adopted amendments to its definition of independence. Additional requirements relating to independence are imposed by the Sarbanes-Oxley Act with respect to members of the Audit Committee. As noted below, the Board has determined that the members of the Audit Committee satisfy all such definitions of independence. The Board has also determined that the following members of the Board satisfy the NASDAQ definition of independence: Howard Bernstein, Peter Gilbert, John S. Johnson, John F. Tweedy, Robert Simandl and Avi Eden. The Board concluded that while Mr. Simandl is compensated for certain legal services that he provides to the Company and Mr. Eden is compensated for certain business development consulting services that he provides to the Company, the fees paid to these individuals ($55,000 to Mr. Eden and $27,000 to Mr. Simandl) were not of a magnitude that such fees would impair Mr. Simandl’s or Mr. Eden’s independence. In considering the independence of Mr. Simandl and Mr. Eden, the Board also took note of the willingness of these individuals to express their views without concern for economic repercussions.

The Company’s Board of Directors holds a regular meeting immediately before the Annual Meeting of Shareholders and meets regularly throughout the year. During 2009, the Board held six meetings.

Bel’s Board has an Executive Committee, a Compensation Committee, an Audit Committee and a Nominating Committee. The Executive Committee is composed of Daniel Bernstein, Robert H. Simandl and John F. Tweedy; the Compensation Committee is composed of Peter Gilbert and Robert H. Simandl; the Audit Committee is composed of Peter Gilbert, John S. Johnson and John F. Tweedy; and the Nominating Committee is composed of Howard Bernstein, Robert H. Simandl and John F. Tweedy.

The function of the Executive Committee is to act in the place of the Board when the Board cannot be convened.

The Compensation Committee is charged with the responsibility of administering the Company’s employee benefit plans, reviews the compensation of Bel’s executive officers and establishes general compensation policies.

The Audit Committee reviews significant audit and accounting principles, policies and practices, and meets with the Company’s independent auditors. The Board of Directors has determined that John S. Johnson constitutes an “audit committee financial expert”, as such term is defined by the Securities and Exchange Commission (“SEC”). As noted above, Mr. Johnson — as well as the other members of the Audit Committee  — has been determined to be “independent” within the meaning of SEC and NASDAQ regulations.

The Nominating Committee is responsible for nominating candidates for election to the Company’s Board of Directors.

During 2009, the Executive Committee held no meetings, the Audit Committee held seven meetings, the Compensation Committee held one meeting and the Nominating Committee held one meeting. Each Director attended at least 75% of the aggregate of the Board and committee meetings on which he served in 2009.

For a description of services provided to the Company by Robert H. Simandl and Avi Eden during 2009, see “Compensation Committee Interlocks and Insider Participation.”

Board Leadership Structure and Role in Risk Oversight

Our President, Daniel Bernstein, also serves as Chief Executive Officer of the Company. Additionally, Peter Gilbert serves as the independent Lead Director. Among other things, the Lead Director convenes and chairs regular and special executive sessions of the independent directors and serves as liaison between the independent directors and our President/Chief Executive Officer. We believe that our leadership structure allows the Board to have better control of the direction of management, while still retaining independent oversight.

The Board’s role in our risk oversight process includes receiving regular reports from members of management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic risks. The full Board or the appropriate committee receives these reports from management to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Nominating Committee Matters

Nominating Committee Charter.  The Board has adopted a Nominating Committee charter to govern its Nominating Committee. A copy of the charter is attached as Appendix A to this proxy statement; the charter is presently included on the Company’s website under the Investor Information tab.

Independence of Nominating Committee Members.  All members of the Nominating Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules.

Procedures for Considering Nominations Made by Shareholders.  The Nominating Committee’s charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than candidates who have previously served on the Board or who are recommended by the Board. The charter states that a nomination must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications.  The charter describes the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee:

•	must satisfy any legal requirements applicable to members of the Board;
•	must have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;
•	must have a reputation for honesty and ethical conduct;
•	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a public company; and
•	must have experience, either as a member of the board of directors of another public or private company or in another capacity, that demonstrates the nominee’s capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board.  Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. The Nominating Committee’s charter provides that there will be no differences in the manner in which the Nominating Committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing Board members will include:

•	a review of the information provided to the Nominating Committee by the proponent;
•	a review of reference letters from at least two sources determined to be reputable by the Nominating Committee; and
•	a personal interview of the candidate, together with a review of such other information as the Nominating Committee shall determine to be relevant.

Third-Party Recommendations.  In connection with the 2010 Annual Meeting, the Nominating Committee did not receive any nominations from any shareholder or group of shareholders which owned more than 5% of the Company’s Class A Common Stock or Class B Common Stock for at least one year.

Audit Committee Matters

Audit Committee Charter.  The Audit Committee performed its duties during 2009 under a written charter approved by the Board of Directors. A copy of the charter is set forth as Appendix B to this proxy statement; the charter is presently included on the Company’s website under the Investor Information tab.

Independence of Audit Committee Members.  The Class A and Class B Common Stock are listed on the NASDAQ Global Select Market and the Company is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers’ Marketplace Rules and under the SEC’s Rule 10A-3.

Audit Committee Report.  In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009:

(1)	the Audit Committee reviewed and discussed the audited financial statements with the Company’s management;
(2)	the Audit Committee discussed with the Company’s independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T;
(3)	the Audit Committee received the written disclosures and the letter from the Company’s independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and discussed with the Company’s independent accountants the independent accountants’ independence; and
(4)	based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2009 Annual Report on Form 10-K.

By: The Audit Committee of the Board of Directors
Peter Gilbert John S. Johnson John F. Tweedy

Compensation Committee Report

The Compensation Committee has reviewed and discussed the information provided under the caption “Compensation Discussion and Analysis” set forth above. Based on that review and those discussions, the Compensation Committee recommended to our Board that such “Compensation Discussion and Analysis” be included in this proxy statement.

By: The Compensation Committee of the Board of Directors
Peter Gilbert Robert H. Simandl

Compensation Committee Interlocks and Insider Participation

Peter Gilbert and Robert H. Simandl served as members of the Compensation Committee of the Company’s Board of Directors during 2009.

Mr. Simandl served as the Company’s Secretary through May 2003. Mr. Simandl and his predecessor firms have served as general counsel to the Company for more than the past five years. Fees received by Mr. Simandl’s firm from the Company during 2009 were not material. The Company will retain Mr. Simandl in 2010.

Director Avi Eden served as a special consultant to the Company on matters related to potential acquisitions during 2009. Fees received by Mr. Eden from the Company in 2009 were not material. The Company expects Mr. Eden to continue in this role in 2010.

The Audit Committee of the Board of Directors monitors the Company’s related party transactions and must approve in advance any new related party transactions. On a quarterly basis, the Audit Committee makes inquiry of management’s disclosure committee to determine whether any of the members of that committee are aware of any related party transactions. As of December 31, 2009, the Company had $2.0 million invested in a money market fund with GAMCO Investors, Inc. (“GAMCO”). GAMCO is a current shareholder of the Company, with holdings of its Class A stock of approximately 20.1%. However, as previously discussed,

GAMCO’s voting rights are currently suspended. Management’s Disclosure Committee did not report any other related party transactions to the Audit Committee during 2009.

Other Compensation Committee Matters

Charter.  Our Board of Directors has defined the duties of its Compensation Committee in a charter. A copy of the Compensation Committee’s charter is attached to this proxy statement as Appendix C; the charter is presently included on the Company’s website under the Investor Information tab.

Authority, Processes and Procedures.  Our Compensation Committee is responsible for administering our employee benefit plans, for establishing the compensation of our Chief Executive Officer and for determining the compensation of our other executive officers. Our Compensation Committee also establishes policies and monitors compensation for our associates in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of associates in general, the Compensation Committee retains overall supervisory responsibility for associate compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from our Chief Executive Officer regarding issues relevant to determinations made by the Compensation Committee. Our Chief Executive Officer participates in Compensation Committee deliberations regarding the compensation of other executive officers, but does not participate in deliberations regarding his own compensation.

Consultants.  We typically do not involve consultants in establishing the compensation of our associates or directors, other than attorneys who assist us in the drafting of benefit plans and comparable arrangements.

Shareholder Communication with the Board

The Board of Directors has established a procedure that enables shareholders to communicate in writing with members of the Board. Any such communication should be addressed to the Company’s Secretary and should be sent to such individual c/o Bel Fuse Inc., 206 Van Vorst Street, Jersey City, New Jersey 07302. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Shareholders may also communicate with the Board by directing communications through the Corporate Secretary by following instructions on the Company’s website. Under the procedures established by the Board, upon the receipt of such a communication, the Company’s Secretary will send a copy of such communication to each member of the Board, identifying it as a communication received from a shareholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board held more than two days after such communication has been distributed, the Board will consider the substance of any such communication.

Board members are encouraged, but not required by any specific Board policy, to attend the Company’s annual meeting of shareholders. All of the members of the Board attended the Company’s 2009 annual meeting of shareholders.

PROPOSAL TWO

RATIFICATION OF THE DESIGNATION OF DELOITTE & TOUCHE LLP
TO AUDIT BEL’S BOOKS AND ACCOUNTS FOR 2010

The Audit Committee has selected Deloitte & Touche LLP to audit Bel’s books and accounts for the year ending December 31, 2010 and will offer a resolution at the meeting for shareholders to ratify the designation. Although shareholder ratification is not required, the designation of Deloitte & Touche LLP is being submitted for ratification at the 2010 Annual Meeting of Shareholders because it is perceived to be a matter of good corporate governance practice to submit this issue for ratification by shareholders. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of Bel’s independent registered public accounting firm.

The Board of Directors recommends a vote FOR Proposal Two.

OTHER MATTERS

Relationship with Independent Public Accountants

Deloitte & Touche LLP, independent certified public accountants, has been selected by the Board of Directors to audit and report on Bel’s financial statements for the year ending December 31, 2010.

Deloitte & Touche LLP began auditing Bel in 1983. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he so desires. The representative is expected to be available to respond to appropriate questions from shareholders.

Audit Fees and Related Matters

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by the Company’s independent accountants, Deloitte & Touche LLP, is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered.

Audit Fees.  Audit fees billed or expected to be billed to the Company by Deloitte & Touche LLP for the audit of the financial statements included in the Company’s Annual Reports on Form 10-K, and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, for the years ended December 31, 2009 and 2008 totaled $1,214,900 and $1,241,700, respectively.

Audit-Related Fees.  The Company was billed $49,108 by Deloitte & Touche LLP in connection with other audit-related reviews performed during 2009. The Company was not billed by Deloitte & Touche LLP for assurance and related services for the year ended December 31, 2008. Such services are defined as services which are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the caption “Audit Fees” above.

Tax Fees.  The Company was billed $127,525 and $234,614 by Deloitte Tax LLP (an affiliate of Deloitte & Touche LLP) for the years ended December 31, 2009 and 2008, respectively, for tax services, principally representing advice regarding the preparation of income tax returns.

All Other Fees.  For the years ended December 31, 2009 and 2008, the Company was not billed by Deloitte & Touche LLP for services not covered in the three immediately preceding paragraphs.

Other Matters.  The Audit Committee of the Board of Directors has considered whether the provision of Audit-Related Fees, Tax Fees and All Other Fees are compatible with maintaining the independence of the Company’s principal accountant.

Applicable law and regulations provide an exemption that permits certain services to be provided by the Company’s outside auditors even if they are not pre-approved. The Company has not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.

Miscellaneous

At the time that this Proxy Statement was mailed to shareholders, management was not aware that any matter other than the election of directors and the ratification of the designation of Deloitte & Touche LLP to audit Bel’s books and accounts for 2010 would be presented for action at the Annual Meeting. If other matters properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect to those matters in accordance with the best judgment of the persons voting them.

By Order of the Board of Directors
Colin Dunn, Secretary

Dated: April 16, 2010

A copy of the Company’s annual report for the year ended December 31, 2009, including financial statements, accompanies this Proxy Statement. The annual report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

A copy of the Company’s annual report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission, is available (excluding exhibits) without cost to shareholders upon written request made to Jerry Kimmel, Bel Fuse Inc., 206 Van Vorst Street, Jersey City, New Jersey 07302.

APPENDIX A

NOMINATING COMMITTEE CHARTER

Purposes of the Nominating Committee

The purposes of the Nominating Committee are:

•	to consider proposals made by shareholders and others to nominate specific individuals to the board of directors of Bel Fuse Inc. (the “Company”);
•	to identify qualified individuals for membership on such board (the “Board”); and
•	to recommend to the Board the director nominees for election at each annual meeting of shareholders and at each other meeting of shareholders at which directors are to be elected.

Membership of the Nominating Committee

The Nominating Committee:

•	shall consist of not less than three members of the Board, the exact number to be established by the board of directors from time to time;
•	shall consist solely of individuals who meet the independence standards set forth in Securities and Exchange Commission rules and in the listing standards applicable to the Company, except to the extent that such listing standards permit one member of such committee not to meet such independence standards; and
•	shall consist solely of members who are appointed by, and who may be removed by, the Board.

Criteria for Nomination to the Board of Directors

Each individual nominated by the Nominating Committee to serve on the Board of Directors shall, in the Nominating Committee’s opinion, satisfy the following criteria (the “Minimum Criteria”) together with such other criteria as shall be established by the Nominating Committee:

•	such nominee shall satisfy any legal requirements applicable to members of the Board;
•	such nominee shall have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;
•	such nominee shall have a reputation for honesty and ethical conduct;
•	such nominee shall have a working knowledge of the types of responsibilities expected of members of the board of directors of a public corporation; and
•	such nominee shall have experience, either as a member of the board of directors of another public or private corporation or in another capacity, that demonstrates the nominee’s capacity to serve in a fiduciary position.

Procedures to be Followed with Respect to the Submission of Names for Consideration by the Nominating Committee.

The following procedures (the “Minimum Procedures”) shall be utilized in considering any candidate for election to the Board at an annual meeting, other than candidates who have previously served on the Board or who are recommended by the Board. A nomination must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a notice as described above. Such notice shall set forth as to each person whom the proponent proposes to nominate for election as a director (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director it elected), and (b) information that will enable the Nominating Committee to determine whether the candidate satisfies the Minimum Criteria and any Additional Criteria (as defined below) established by the Nominating Committee.

In the event that a director is to be nominated at a special meeting of shareholders or is to be elected by the Board, the Nominating Committee shall develop procedures designed to conform, as nearly as practicable, to the procedures applicable to elections of Board members at annual meetings.

The Nominating Committee may, but shall not be required to, develop other procedures (the “Additional Procedures”) designed to supplement the Minimum Procedures.

Processes to be Followed in Considering Candidates

Candidates to serve on the Board shall be identified from such sources as shall be available to the Nominating Committee, including without limitation recommendations made by shareholders.

There shall be no differences in the manner in which the Nominating Committee evaluates nominees recommended by shareholders and nominees recommended by the committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process shall include (i) a review of the information provided to the Nominating Committee by the proponent, (ii) a review of reference letters from at least two sources determined to be reputable by the Nominating Committee and (iii) a personal interview of the candidate, together with a review of such other information as the Nominating Committee shall determine to be relevant.

Duties of the Nominating Committee

The Nominating Committee shall:

•	determine whether other criteria (the “Additional Criteria”), beyond the Minimum Criteria, should apply in nominating members of the Board, such Additional Criteria to
•	reflect, at a minimum, all applicable laws, rules, regulations and listing standards applicable to the Company, and
•	take into account a potential candidate’s experience, areas of expertise and other factors relative to the overall composition of the board of directors;
•	determine whether the Minimum Procedures should be supplemented with Additional Procedures relating to the information to be submitted to the Nominating Committee regarding prospective candidates;
•	annually review the size, composition and needs of the Board and make recommendations to the Board;
•	recommend to the Board the director nominees for election at the next annual meeting of shareholders;
•	consider and recommend candidates for appointment to the Board to the extent vacancies arise between annual meetings of shareholders;
•	consider director candidates submitted by shareholders and other third-parties, in accordance with the Minimum Procedures and any Additional Procedures adopted by the Nominating Committee; and
•	annually review the Nominating Committee charter and recommend to the Board any changes it deems necessary or desirable.

Meetings of the Nominating Committee

The Nominating Committee shall meet as often as necessary to carry out its responsibilities, but not less than once each year. At the discretion of the chairperson of the Nominating Committee, but at least once each year for all or a portion of a meeting, the members of the Nominating Committee shall meet in executive session, without any members of management present.

Additional Authority of the Nominating Committee

The Nominating Committee shall have the authority, in its discretion, to retain outside counsel and other advisors.

APPENDIX B

AUDIT COMMITTEE CHARTER

The Audit Committee is appointed by the Board of Directors of Bel Fuse Inc. (“Bel” or the “Company”) to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Assume direct responsibility for the appointment, compensation and oversight of the work of the Company’s independent auditors, including resolution of any disagreements that may arise between the Company’s management and the Company’s independent auditors regarding financial reporting.
•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.
•	Monitor the independence and performance of the Company’s independent auditors.
•	Provide an avenue of communication among the independent auditors, management and the Board of Directors.
•	Encourage adherence to, and continued improvement of, the Company’s accounting policies, procedures, and practices at all levels; review of potential significant financial risk to the Company; and monitor compliance with legal and regulatory requirements.
•	Monitor the performance of the company’s internal audit function.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the authority to retain, at the Company’s expense, independent legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

Pursuant to this Charter:

1. THE COMMITTEE

Audit Committee members shall meet the applicable independence requirements of the National Association of Securities Dealers (the “NASD”), the Securities and Exchange Commission (the “SEC”) and the Sarbanes-Oxley Act of 2002 (the “Act”). The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent (as defined by applicable rules of the NASD and the SEC) directors, free from any relationship that would interfere with the exercise of his or her independent judgment, and no Audit Committee member may, other than in the capacity of an Audit Committee or board member, accept any consulting, advisory, or other compensatory fee from the Company or its subsidiaries or be an affiliated person of the Company or its subsidiaries. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. It is the intention of the Board to assure that at least one member of the Audit Committee shall satisfy the requirements of a “financial expert” (as defined under the Act and pursuant to regulations of the SEC).

Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Audit Committee may designate a Chair by majority vote of the Audit Committee membership.

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee shall meet privately in executive session at least annually with management and the independent auditors, and as a committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed. In addition, the Audit Committee shall meet quarterly with the independent auditors and management to discuss the annual audited financial statements or quarterly financial statements as applicable.

2. SCOPE

The Committee serves at the pleasure of the Board of Directors.

3. FUNCTIONS OF THE COMMITTEE

The Committee will satisfy its responsibilities by completing the following functions:

Review Procedures

(a) Review and reassess the adequacy of this Charter at least annually. Submit this Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

(b) Require the independent auditors to advise the Audit Committee in advance in the event that the independent auditors intend to provide any professional services to the Company other than services provided in connection with an audit or a review of the Company’s financial statements (“non-audit services”).

(c) Review and pre-approve all audit and non-audit services provided by the Company’s auditors and obtain confirmations from time to time from the Company’s outside auditing firm that such firm is not providing to the Company (i) any of the non-auditing services listed in Section 10A(g) of the Securities Exchange Act of 1934, or (ii) any other non-audit service or any auditing service that has not been approved in advance by the Audit Committee.

(d) Approve the provision of non-audit services that have not been pre-approved by the Audit Committee, but only to the extent that such non-audit services qualify under the de minimus exception set forth in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934. Record in its minutes and report to the Board all approvals of audit services and non-audit services granted by the Audit Committee.

(e) Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

(f) In consultation with the management and the independent auditors, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management’s responses.

(g) Review Bel’s quarterly financial results prior to the release of earnings and/or the Company’s quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items to be communicated by the independent auditors in accordance with SAS 61.

(h) Review the independence and performance of the independent auditors and annually appoint the independent auditors or approve any discharge of auditors when circumstances warrant, it being understood that the independent auditors are ultimately accountable to the Audit Committee. The Audit Committee shall require the independent auditors to submit, on an annual basis, a formal written statement setting forth all relationships between the independent auditors and the Company that may affect the objectivity and independence of the independent auditors. Such statement shall confirm that the independent auditors are not aware of any conflict of interest prohibited by Section 10A(i) of the Securities Exchange Act of 1934. The Audit Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors.

(i) Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters and for the confidential anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

(j) On an annual basis, review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

(k) Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

(l) Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting and ensure the auditing firm reports to the Audit Committee under the requirements set forth in Section 204 of the Act.

(m) Review the budget, plan, changes in plan, activities, organizational structure and qualifications of the internal audit department, as needed.

(n) Commencing on such date as Section 102(a) of the Act becomes effective, obtain confirmation from the independent auditors at the commencement of each audit that such firm is a “registered public accounting firm” as such term is defined under the Act.

(o) Require the independent auditors to report to the Audit Committee all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Company’s management, ramifications of the use of such alternative disclosures and treatments, the treatments preferred by the independent auditors and other material written communications between the independent auditors and the Company’s management, including management’s letters and schedules of unadjusted differences.

(p) Set clear policies, compliant with governing laws and regulations, for the hiring of employees or former employees of the independent auditor.

(q) Review with management the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

(r) Review and approve all related party transactions.

(s) Within the time periods required by the Act and the regulations promulgated thereunder, establish, review and update periodically a Code of Ethics (the “Code”) that complies with all applicable laws and regulations and that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions.

(t) Review the Company’s major financial and accounting risk exposures and the steps that management has undertaken to control them.

(u) Review, with the Company’s counsel, any legal matter that could have a significant impact on the organization’s financial statements.

(v) Investigate or consider such other matters within the scope of its responsibilities and duties as the Audit Committee may, in its discretion, determine to be advisable.

Other Audit Committee Responsibilities

(a) Annually, prepare a report to shareholders as required by the Securities and Exchange Commission, such report to be included in the Company’s annual proxy statement.

(b) Annually, perform a self-assessment relative to the Audit Committee’s purpose, duties and responsibilities outlined herein.

(c) Perform any other activities consistent with this Charter, the Company’s by-laws, the Company’s certificate of incorporation and governing law, as the Committee or the Board deems necessary or appropriate.

(d) Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

APPENDIX C

COMPENSATION COMMITTEE CHARTER

The Compensation Committee is appointed by the Board of Directors of Bel Fuse Inc. (the “Board”) to assist the Board in fulfilling its responsibilities with respect to the compensation of the officers and employees of Bel Fuse Inc. and its subsidiaries (collectively, the “Company”). The Compensation Committee’s duties and responsibilities are to:

•    administer the employee benefit plans of the Company designated for such administration by the Board;

•    establish the compensation of the Company’s Chief Executive Officer and President (subject to the terms of any existing employment agreement);

•    with input from the Company’s Chief Executive Officer and President, establish or recommend to the Board the compensation of the Company’s other executive officers (subject to the terms of any existing employment agreement); and

•    monitor the Company’s overall compensation policies and employment benefit plans.

Pursuant to this Charter:

2. THE COMMITTEE

The Compensation Committee:

•    shall consist of not less than two members of the Board, the exact number to be established by the Board from time to time;

•    shall consist solely of individuals who meet the independence standards set forth in the listing standards applicable to the Company; and

•    shall consist solely of members who are appointed by, and who may be removed by, the Board.

2. SCOPE

The Committee serves at the pleasure of the Board.

3. ADDITIONAL AUTHORITY.

The Compensation Committee shall have the authority, in its discretion, to retain outside counsel and other advisors.

C-1

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

BEL FUSE INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS,

MAY 18, 2010

The undersigned hereby appoints Robert H. Simandl and Colin Dunn, and each of them, attorneys and proxies, with power of substitution in each of them, to vote for and on behalf of the undersigned at the annual meeting of the shareholders of the Company to be held on May 18, 2010, and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows on the reverse side:

(Continued, and to be marked, dated and signed, on the other side)

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

Please mark your votes like this **X**

	FOR the nominees listed below (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for the nominees listed below
1. Election of the Board's nominees for Director. **(The Board of Directors recommends a vote "FOR")**	☐	☐

NOMINEES: (01) Daniel Bernstein (02) Peter Gilbert (03) John S. Johnson

INSTRUCTION: To withhold authority to vote for any individual nominee listed above, write the nominee's name in the space provided below.

____

	FOR	AGAINST	ABSTAIN
2. With respect to the ratification of the designation of Deloitte & Touche LLP to audit Bel's books and accounts for 2010.	☐	☐	☐

3. Upon all such other matters as may properly come before the meeting and/or any adjournment or adjournments thereof, as they in their discretion may determine. The Board of Directors is not aware of any such other matters.

UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED FOR THE BOARD'S NOMINEES AND FOR THE RATIFICATION OF THE DESIGNATION OF DELOITTE & TOUCHE LLP TO AUDIT BEL'S BOOKS AND ACCOUNTS.

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ______________________ **Signature** ______________________ **Date** __________, **2010.**

Please sign exactly as your name appears hereon. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.